Exhibit 99.1

SS Innovations Marks a Milestone with First Robotic Cardiac Surgery in Indonesia

●	SS Innovations marks a milestone with the successful completion of Indonesia’s first robotic cardiac surgery using its SSi Mantra Surgical Robotic System.

●	Dr. Sudhir Srivastava, Founder, Chairman, and CEO of SS Innovations successfully performed the first Beating Heart Totally Endoscopic Coronary Artery Bypass (TECAB) in Indonesia, a significant achievement in the field of robotic cardiac surgery.

●	The developed and made-in-India SSi Mantra Surgical Robotic System highlights India’s position as a hub for technological innovation in healthcare.

Fort Lauderdale, Fla., November 26 2024: SS Innovations International, Inc. (OTC:SSII) (“SS Innovations” or the “Company”), a developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable for and accessible to a global population, has successfully performed the first-ever robotic cardiac surgery in Indonesia. This achievement not only marks a milestone for the island nation with a population of over 284 million and almost 3,000 hospitals, but also highlights the transformative potential of the SSi Mantra, SS Innovations’ state-of-the-art surgical robotic system, and reinforces the Company’s commitment to making advanced robotic surgeries cost-effective and globally accessible.

The procedures, a bilateral IMA CABG (Coronary Artery Bypass Graft), and ASD Repair and Beating Heart Totally Endoscopic Coronary Artery Bypass (TECAB), were conducted at the Harapan Kita National Cardiac Hospital in Jakarta. This marks a significant milestone for both the hospital and Indonesia's healthcare sector, highlighting the advancements made possible through the use of SSi Mantra.

Instrumental in achieving this milestone is Dr. Sudhir Srivastava, the Founder, Chairman, and CEO of SS Innovations. Dr. Srivastava personally performed the first Beating Heart Totally Endoscopic Coronary Artery Bypass (TECAB) in Indonesia, accompanied by his team from SS Innovations and the dedicated support staff of Harapan Kita led by Dr. Dudy Hanafy. This achievement highlights the capabilities of the SSi Mantra Surgical Robotic System and reflects Dr. Srivastava's expertise.

The Company believes that the launch of the robotic cardiac surgery program at Harapan Kita represents the beginning of a new era in cardiac care in Indonesia. Following the initial TECAB procedure, SS Innovations, in collaboration with Harapan Kita’s surgical team, performed 7-8 additional robotic-assisted procedures over the next several days, including LIMA, BIMA, TECAB, and ASD Repair procedures.  This collaboration aims to elevate the standard of cardiac care in the region.

SS Innovations Founder, Chairman, and CEO, Dr. Sudhir Srivastava, said, “We are proud to partner with Harapan Kita National Cardiac Hospital to bring the most technologically advanced and cost-effective solutions to cardiac surgery to Indonesia. Reaching this milestone with SSi Mantra is a testament to our vision of transforming surgical practices, enhancing access, and driving the global adoption of cost-effective robotic surgery. This collaboration addresses the critical need for safe, timely, and affordable cardiac care while offering patients less invasive options and an improved quality of life. The successful use of SSi Mantra in cardiac surgeries positions the Company to accelerate momentum, gain market share in key markets, and continue our mission of making affordable robotic surgery accessible to patients worldwide.”

Dr. Iwan Dakota, Director and Intervention Cardiologist at NCVC Harapan Kita, said, “We have been exploring the integration of robotic surgery in cardiovascular care at the Harapan Kita hospital and reviewed the globally available surgical robotic systems. We found that the SSi Mantra is the only system supporting the full spectrum of robotic cardiac surgery, including Totally Endoscopic Coronary Artery Bypass (TECAB). Given its unique capabilities, we invited Dr. Srivastava's team to demonstrate how the SSi Mantra performs as compared to other systems. The potential for implementing robotic surgery in our country is highly promising.”

The successful completion of the first cardiac surgery in Indonesia using the SSi Mantra, enhances SS Innovations’ reputation as a growing player in the future of surgical robotics. This achievement exemplifies the convergence of Indian ingenuity, innovative technology, and ergonomic design. Developed through close collaboration between experienced surgeons and dedicated engineers, the SSi Mantra is designed to meet the needs of surgeons while enhancing patient care. SS Innovations continues to expand the boundaries of surgical robotics to provide advanced healthcare solutions to patients worldwide.

About SS Innovations:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SS Innovations’ business operations are headquartered in India and the Company plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit our website at ssinnovations.com or LinkedIn for updates.

About SSI Mantra:

The SSI Mantra Surgical Robotic System, by SS Innovations, is a modular multi-arm system with many advanced technology features. It allows for the use of 3-5 robotic arms, has an open-faced ergonomic Surgeon Command Centre, 32-inch large 3D 4K monitor, a 23-inch 2D Touch panel monitor for all patient related information display, a virtual real-time image of the robotic Patient Side Arm Carts, and the ability for superimposition of 3D models of diagnostic imaging. The Vision Cart gives the table-side team the same magnified 3D 4K view as the Surgeon to provide better safety and efficiency. The modular robotic arms give flexibility in positioning and the number of arms to be used. This allows for collision-free conduct of surgical operations. There are over 40 different types of robotic endo-surgical instruments that can be used for different specialties including cardiac surgery. The learning curve for surgeons is shorter due to the SSi Mantra’s ergonomic design and user-friendly features.

The SSi Mantra has been clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

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